EXHIBIT 10.18

                                 LEASE AGREEMENT

        This LEASE AGREEMENT (this "Agreement") is made and entered into effective as of, January 19,1997 (the "Effective Date") by and between Doctors Hospital 1997, LP a Texas limited partnership doing business as Doctors Hospital Tidwell (the "Hospital" or "Owners"), and, American Medical Providers, Inc. or its nominee ("Lessee").

                                    RECITALS:

        A. Owner owns a general acute care hospital located at 510 West Tidwell, Houston, Texas 77091, (the Facility.) containing operating rooms, surgery suites, a preop area, and a recovery room (collectively, the "Surgery Areas").

        B. Lessee is a corporation organized under the laws of the State of Texas, and will be authorized to do business in Texas at the Commencement Date (as defined herein) of this Agreement and Lessee has entered into certain Business Purchase Agreements pursuant to which Lessee is purchasing certain practice assets from Physicians (the "Affiliated Physicians")who are thereafter entering into employment agreements with a regional group practice limited liability corporation ("RGP") which will enter into a management agreement with Lessee or its wholly owned subsidiary corporation.

        C. Lessee desires to use the Surgery Area for the purpose of providing ambulatory surgical services to patients of the RGP's Affiliated Physicians (as defined hereinabove), on the terms and conditions set forth in this Agreement, and Owner desires to allow such use.

                                   AGREEMENTS:

        NOW, THEREFORE, in consideration of the premises and the terms and conditions contained in this Agreement, the mutuality and adequacy of which are forever acknowledged, the parties do agree as follows, intending to be legally bound:

        1. LEASE OF PREMISES. Owner hereby leases and lets to Lessee, for use by RGP, Affiliated Physicians and Lessee, and Lessee hereby leases and takes from Owner, the Surgery Area, or so much thereof as is needed by Lessee (the "Premises"), located in Owner's Facility located in Houston, Texas which Facility is situated on that certain tract or parcel of real property (the "Land"), situated in the state of Texas and being more fully described on Exhibit A attached hereto and made a part hereof for all purposes, during the following times:

        (a) Forty Eight (48) hours per quarter (the "Base Hours"), which shall be (be at such times and such increments as is mutually agreed to by the parties) on weekdays other than holidays,( unless mutually agreed otherwise, and which shall be scheduled by Lessee in advance in accordance with Owner's scheduling procedure but in not less than 4 hour blocks unless otherwise agreed to by Lessee.

        (b) Additional time, which shall be scheduled by Lessee in advance in accordance with Owner's scheduling procedure, and hold-over time (collectively, "Additional Time") as needed by Lessee.

A floor plan depicting the design of the Premises is attached hereto as Exhibit B and made a part hereof for all purposes. Owner hereby grants Lessee, RGP, Affiliated Physicians, and their respective assignees, subtenants, agents, employees, invitees, and other visitors, a nonexclusive license for the term of this Lease to use the Surgery Area and the common areas of the Facility and the Land.

        2.     TERM AND TERMINATION.

               (a) TERM. This Agreement shall be in force for an initial term of one year commencing on the Commencement Date and, upon notice by Lessee or Owner at least thirty (30) days before the end of the initial term or any renewal term, may be renewed for successive renewal terms of one year each, unless sooner terminated in accordance with the terms and conditions of this Agreement.

               (b) TERMINATION. Agreement may be sooner terminated only on the occurrence of one of the following:

                      (i) TERMINATION BY AGREEMENT. If Owner and Lessee mutually agree in writing, this Agreement may be terminated on the terms and date stipulated.

                      (ii) TERMINATION FOR DEFAULT. If either party shall give
               written notice to the other that the other party has substantially defaulted in the performance of any obligation under this Agreement, and such default shall not have been cured within fifteen (15) days following the giving of such notice, the party giving the notice shall have the right to immediately terminate this Agreement by written notice.

                      (iii) LEGISLATIVE, REGULATORY OR ADMINISTRATIVE CHANGE. In
               the event of a change in the Medicare or Medicaid laws, regulations or general instructions or interpretations, the adoption of new state or federal legislation, or a change in any third party reimbursement system, any of which materially affects the manner in which either party may perform or be compensated for its services under this Agreement, the parties may either immediately terminate this Agreement or propose a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement. If such notice of new service arrangement or basis for compensation is given and if the parties are unable within ninety (90) days thereafter to agree upon a new service arrangement or basis for compensation, either party may terminate this Agreement by ninety (90) days notice to the other on any future date specified in such notice.

               (c) For purposes of this Agreement "Commencement Date" shall mean the date which is the latter of the following events to have occurred: (a) the Initial Public Offering date for American Medical Providers, Inc in its sale of stock to the public as contemplated in its registration statement filed with the Securities Exchange Commission; (b) the date this Agreement is approved by Lessee's board of directors, or the date the board of managers for the RGP has approved this Agreement.

        3. USE. The Surgery Area shall be used by Lessee, RGP, or Affiliated Physicians for the sole purpose of providing ambulatory surgical services and related services for the benefit of RGP's or Affiliated Physicians' patients.

        4. RENT. Lessee agrees to pay Owner (a) an annual base rental beginning on the Commencement Date of One Hundred Five Thousand Six Hundred Dollars ($105,600.) payable in equal monthly installments of Eight Thousand Eight Hundred Dollars ($8,800), which amounts are subject to adjustment as provided in this Section, with the first installment to be paid on the Commencement Date and subsequent installments each succeeding month, and (b) an additional rental charge of One Hundred Thirty Seven Dollars ($137.00) for each quarter hour (or part thereof) of Additional Time, payable monthly, with the first payment to be paid forty-five (45) days after the month containing the Commencement Date and subsequent installments after each succeeding month. The Base Rental shall be adjusted for the following:

                (a) If an Affiliated Physician (as of the Effective Date) of Lessee dies, becomes permanently disabled, or moves away from the Houston metropolitan area, the Lessee shall have the option, upon 10 days notice to Owner, to reduce the number of Base Hours, (and correspondingly the Base Rental) in proportion to the collections of such Affiliated Physician to the collections of the RGP over the prior two months relating to services rendered to their respective patients. For purposes of this Agreement, a disability is a documented illness or incapacity that keeps or is expected to keep an individual from resuming his full-time professional practice for at least ninety (90) days; provided, however, that such ninety (90) day period shall not be deemed to be broken if the individual returns to work for no more than three consecutive working days during any given attempt to resume his or her regular work schedule.

                (b) If an Affiliated Physician discharges his obligations to RGP or Lessee through bankruptcy, the Lessee shall have the option, upon 10 days notice to Owner, to reduce the number of Base Hours, (and correspondingly the Base Rental) in proportion to the collections of such Affiliated Physician to the collections of the RGP over the prior two months relating to services rendered to their respective patients.

                (c) If the Premises are not available for Lessee at scheduled times, the base rental shall be reduced by $140.00 for each quarter hour (or part thereof). During any block of time scheduled by Lessee if the turn around time (defined to be the time between surgeries required by Owner to clean and make the Surgery space available for the next surgery) is in excess of twenty minutes, then Lessee shall be given credit against the Base Rental for such period by $140.00 for each quarter hour (or part thereof) in excess of 20 minutes, and such turn-around time shall not reduce the numbers of Base Hours available to Lessee.

                (d) If Lessee attempts to schedule at least the number of hours set forth in Section l (a) in accordance with Owner's scheduling procedure and the Premises are not available for that number of hours, the base rental shall be reduced by $140. for each quarter hour (or part thereof) of the shortfall.

All rent shall be payable by Lessee to Owner at the Facility. All rent shall be prorated for the number of days Lessee is actually in possession of the Surgery Area during the first and last months of the term of this Agreement.

        5. OPERATION OF SURGERY AREA. Owner shall provide the facilities reasonably necessary and appropriate for the provision of ambulatory surgical services at the Surgery Area, including but not limited to all personnel staffing, supplies and disposable supplies and equipment, including surgery trays, operating room equipment, as well as pre-operating and recovery equipment, personnel and space. Owner (or the landlord from which Owner leases the Facility) shall be responsible for all costs of repairs, maintenance and improvements, utility expenses, normal janitorial services, refuse disposal, and all other costs and expenses reasonably incurred in conducting business at the Facility during the term of this Agreement, including but not limited to related real or personal property lease cost payments and expenses, taxes, utilities and insurance.

        6. EQUIPMENT. Owner shall at Owner's expense provide all equipment reasonably necessary and appropriate for the provision of ambulatory surgical services at the Surgery Area. Owner shall not be required to purchase any additional equipment which is not already present in the Facility. Lessee, RGP and Affiliated Physicians shall have access to and use of any medical equipment located in the Surgery Area throughout the term; provided, however, that title to the Facility and all equipment other than items placed in the location by them shall at all times be and remain in Owner or, if applicable, the entity from which Owner leases the Facility and/or equipment. Should Lessee from time to time during the term of this Agreement desire Owner to provide additional patient care other equipment for use at the Surgery Area or to replace used or obsolete equipment, Lessee shall make such requests or recommendations to Owner, which shall implement reasonably necessary or appropriate requests. Owner shall maintain all tangible assets and properties of the Facility in as good a state of operating condition and repair as they are on the Commencement Date, except for ordinary depreciation, wear, and tear.

        7. PERSONNEL Owner shall at Owner's expense provide all personnel traditionally provided and reasonably necessary and appropriate for the provision of ambulatory surgical services at the Surgery Area.

        8. SUPPLIES. Owner shall obtain and provide all supplies traditionally provided in surgeries, including but not limited to those described in section 5 above, and shall ensure that the Surgery Area is at all times adequately stocked with supplies. Lessee, RGP or Affiliated Physicians shall have the right to purchase any unique items of supplies, including but not limited to screws, prosthesis, and implants from Owner at its cost, or alternatively may purchase all such items independent of Owner and make them available for their respective patients. Lessee, RGP and Affiliated Physicians shall have access to and use of any supplies reasonably necessary and appropriate for the provision of ambulatory surgery services at the Surgery Area.

        9. LICENSES. Owner has and shall maintain possession of all licenses necessary for the provision of ambulatory surgery services at the Facility, and all such licenses are and shall remain in full force and effect. To Owner's knowledge, no material violations are or have been recorded in respect of such licenses, and no proceeding is pending or, to the knowledge of Owner, threatened, seeking the revocation or limitation of any of such licenses.

        10. MEDICARE/MEDICAID PROGRAMS. Owner is and shall remain a Provider under existing provider agreements with the applicable Medicare and Medicaid authorities. Owner shall file timely all reports required to be filed in connection with an state and federal Medicare and Medicaid programs. Owner shall have the sole right to bill for facility fees for all Medicare and Medicaid patients, and no portion of such fee shall be paid to Lessee, RGP, or its Affiliated Physicians.

        11. MANAGED CARE NETWORK. Owner will use its commercially reasonable best efforts to ensure the continued participation of the Facility in all its existing managed care programs.

        12. PROFESSIONAL SERVICES. Lessee. RGP or Affiliated Physicians shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applying to the medical profession. Lessee shall ensure that each physician associated with Lessee to provide services at the Surgery Area is licensed in the State of Texas. Lessee shall have complete control of and responsibility for the selection and compensation of its physician members and other health care professional employees and shall further be responsible for the payment of all payroll taxes, employee benefits, and ad other taxes or charges now or hereafter applicable to them. Any Professionals associated with Lessee, RGP, or Affiliated Physicians, including but not limited to Podiatrists, that perform surgery in the Facility, must be credentialed in accordance with Owner's medical staff bylaws, rules and regulations.Owner is hereby granted the first right to supply professional anesthesia services to the RGP Affiliated Physicians at the Surgery Area provided it is able to meet the price for such services which Lessee has secured a proposal from an independent third party for the provision of such services. Owner will be given ten days to agree to the compensation for such professional anesthesia services as proposed by Lessee, and failing such agreement by Owner, Lessee shall be able thereafter to contract for anesthesia professional services independent of Owner..

        13. BILLING AND COLLECTION FOR PROFESSIONAL SERVICES. Lessee on behalf of RGP and Affiliated Physicians shall be entitled to bill patients and third party payers for a professional services furnished by the RGP and its Affiliated Physicians at the Surgery Area and to collect payments for those billings.

        14. BILLING AND COLLECTION FOR FACILITY SERVICES. Lessee recognizes the expertise and experience of Owner in billing and collecting for all the Facility Services that shall be provided to patients by Lessee at the Surgery Area. To that end, Lessee, RGP or Affiliated Physicians shall have the option of collecting such Facility fees itself or have the Owner bill patients (other than Medicare and Medicaid patients referred to in section 10 above, which shall be billed by Owner under all such circumstances) for all Facility Services provided by RGP or its Affiliated Physicians at the Surgery Area and to collect payments for those billings. Lessee shall provide Owner with at least 30 days prior notice should it desire to have Owner bill and collect for such Facility Services and any compensation to be paid therefore to Owner shall be mutually acceptable to both parties. If there is a failure to mutually agree on such compensation the Lessee will be required to bill for all such Facility Services. In the event Lessee elects to have Owner bill and collect for such Facility Services.

        Owner shall establish and maintain credit, billing, tracking, rebilling, follow-up, and collection policies and procedures and shall use commercially reasonable best efforts to bill and collect timely all facility fees for all billable Facility Services provided under this Agreement; shall be at least as diligent and timely in billing and collecting facility fees under this Agreement as Lessee is in billing and collecting facility fees for billable Facility Services provided by Owner outside this Agreement; and shall not write off any facility fees for billable Facility Services provided under this Agreement without the consent of Lessee, which consent shall not be unreasonably withheld.

        In the event Lessee elects to have Owner bill and collect for such Facility Services, Lessee will furnish Owner with all information necessary to enable Owner to perform the services set forth in this Section and Lessee shall cooperate, and shall cause its employees to cooperate, with Owner in every reasonable respect to allow Owner to perform its duties under this Section.

        Should Lessee Elect to have Owner bill and collect for such Facility Services, within fifteen (15) days after each calendar month Owner shall pay Lessee (i) the full amount of all facility fees collected during the month for all billable Facility Services provided under this Agreement, less (ii) the amount, if any, of rent remaining unpaid for that month and, if applicable, for prior months. Owner shall submit regular reports to Lessee as agreed upon by the parties that set forth the total revenues for Facility Services billed and collected by Owner on behalf of Lessee during the reporting period. Owner shall make available to Lessee and its authorized agents and accountants for inspection at reasonable times and under reasonable circumstances the following items with respect to Owner's business and financial records, tax returns, working papers, files, and memoranda of its public accountants and outside legal counsel for the purpose of making an accounting review; and the results of any legal or financial audit. This Section shall survive the termination of this Agreement until all facility fees for billable Facility Services provided under this Agreement have been either collected and paid to Lessee or, with the consent of Lessee, written off.

        15. TAXES. Owner shall be liable for all taxes levied against the Surgery Area (including personal property and trade fixtures in the Surgery
Area) during the term of this Agreement, including any special assessments imposed on or against the property for the construction or improvements thereof.

        16. REPAIRS. Owner shall be responsible for the maintenance of the Surgery Area and shall keep the Surgery Area in good repair. Lessee shall promptly give Owner notice of any conditions that might require repair or maintenance by Owner and may confer with Owner regarding how and by whom such repairs and maintenance will be performed. Owner and Lessee shall keep the Surgery Area clean and orderly.

        17. INSURANCE. Lessee shall at all times during the term of this Agreement maintain and keep in force professional liability insurance of the type and in the amount customarily carried by similar professional parties to RGP and Affiliated Physicians with respect to their performance of similar services with Owner being named as an insured as its interests may appear, and Owner shall at all times during the term of this Agreement maintain and keep in force general comprehensive liability and all other insurance of the types and in the amounts customarily carried by similar parties with respect to their operations. Policies shall be placed with insurance companies authorized and licensed to issue such policies in the State of Texas and reasonably acceptable to the parties. Each party shall provide the other with a copy of the insurance policies upon request.

        18. CASUALTY DAMAGE. . If the Facility shall be destroyed or substantially damaged so as to impair the operating integrity of the Surgery Area, the rent shall be abated from the date of the destruction or substantial damage until the damage is completely repaired and the operating integrity of the Surgery Area is restored. If the damage can not be repaired within a period of ninety (90) days, Lessee shall have the option to terminate this Agreement. Notice of Lessee's election must be given within thirty (30) days of the date of the substantial damage.

        19. CONDEMNATION. If the whole Facility shall be taken in any condemnation or eminent domain proceeding or shall be voluntarily conveyed in Lieu thereof, this Agreement shall terminate on the date Lessee ceases to provide services at the Surgery Area. If a part of the Facility shall be taken by condemnation or eminent domain proceedings or shall be voluntarily conveyed in lieu thereof so as to materially affect the efficient operation of the Surgery Center, Lessee shall have the option to terminate this Agreement as of the date of such taking by giving written notice of termination to Owner.

        20. SUPERIOR LEASES OR LIENS. Lessee accepts this Agreement subject and subordinate to any lease or lien upon Owner or the Facility.

        21. INDEMNIFICATION. To the extent not covered by insurance, each party agrees to defend, indemnify, and hold the other party harmless from and against any loss, claim, suit, expense or obligation arising out of or resulting from the indemnifying party's negligence, errors, omissions, or malfeasance in the performance of its responsibilities under this Agreement.

        22. COMPLIANCE WITH LAWS AND STANDARDS. Lessee agrees that the Surgery Area shall be used in compliance with all applicable governmental statutes and regulations and all valid rules and regulations of any federal, state, or local governmental subdivision or agency and all applicable standards of the Facility's appropriate accreditation organization.

        23. PATIENTS. The parties agree that the benefits to either party hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral, or any other arrangement for the provision of any item or service offered by either party to any of the other party's patients in any facility owned or operated by either party.

        24. WAIVER. No waiver by Owner or Lessee of any default or breach of any term, covenant, condition, agreement, provision or stipulation herein contained shall be treated as a waiver of any subsequent default or breach of the same or any other term, condition, covenant, agreement, provision or stipulation hereof. The rights and remedies of the parties shall be cumulative and in addition to any other right afforded by law. The exercise of any right or remedy shall not impair Owner's or Lessee's right to any other remedy.

        25. NOTICES. Any notices or other communications to Owner or Lessee required or permitted to be given under this Agreement must be in writing and shall be effectively given if delivered to the addressees for Owner and Lessee set forth below, or if sent by United States certified mail, return receipt requested, to such addresses:

               To Owner                     Doctor's Hospital 1997 L.P.
                                            d.b.a. Doctor's Hospital Tidwell
                                            Houston, Texas

               To Lessee:                   American Medical Providers, Inc.
                                            or Nominee
                                            C/O American Medical Providers
                                            3555 Timmons Lane, Suite 1550
                                            Houston, Texas. 77027

Any notice mailed shall be deemed to have been given on the second business day following the date of deposit of such item, postage paid, in a depository of the United States Postal Service in the continental United States. Notice effected other than by mail shall be deemed to have been given at the time of actual delivery. Either party shall have the right to change its address to which notices shall thereafter be sent to any other address in the continental United States by giving the other written notice thereof.

        26. ASSIGNMENT. Neither party may assign any of its rights and obligations under this Agreement without the prior written consent of the other party, except that Lessee may assign all such of its rights to a wholly owned subsidiary.

        27.    MISCELLANEOUS.

            (a) The parties intend to act and perform as independent contractors, and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership, joint venture or other type of relationship, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement.

            (b) The terms, provisions, covenants, and conditions contained in this Agreement shall apply to, inure to the benefit of, and be binding upon, the parties, their respective heirs, representatives, successors, and permitted assigns.

            (c) All exhibits, attachments, instruments, and addenda referred to in this Agreement shall be considered a part of this Agreement for all purposes with the same force and effect as if copied at full length in this Agreement. The captions or headings of paragraphs in this Agreement are inserted for convenience only and shall not be considered in construing the provisions of this Agreement if any questions of intent should arise.

           (d) If any clause or provision of this Agreement is illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, then it is the intention of the parties that the remainder of this Agreement shall not be affected thereby, and it is also the intention of both parties that in lieu of each clause or provision that is illegal, invalid, or unenforceable, there shall be added as part of this Agreement a clause or provision with similar terms to such illegal, invalid, or unenforceable clause or provision as may be possible, legal, and enforceable.

           (e) This Agreement shall be governed by the laws of the State of Texas, and any and all actions as may be brought under this Agreement, or in connection with this Agreement, shall be brought in Harris County, Texas.

           (f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

           (g) This Agreement may not be altered, changed or amended except by an instrument in writing signed by both of the parties hereof, and any amendment only become effective when such amendment is signed in writing by both parties.

           (h) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral.

        EXECUTED effective as of the 19th day of January 1998..

                                            Mid-America Equities, L.P, a
                                            Texas  limited partnership

                                            By: /s/GLEN MARSHALL
                                            Name:  Glen Marshall
                                            Title: VP of Normandy Community
                                                   Hospital Management, It
                                                   General Partner

                                            American Medical Providers, Inc.
                                            By: /s/JACK McCRAY
                                            Name:  Jack McCray
                                            Title:______________________________